CERTIFICATE OF AMENDMENT TO

ARTICLES OF INCORPORATION

Her Imports (the ‘‘Company’’), a corporation organized and existing under the Revised Statutes of the State of Nevada (the ‘‘Nevada Revised Statutes’’), hereby certifies as follows:

1. Pursuant to Sections 78.385 and 78.390 of the Nevada Revised Statutes, the amendment herein set forth has been duly approved by the Board of Directors and holders of a majority of the outstanding capital stock of the Company.

2. The Amended and Restated Articles of Incorporation of the Company are hereby amended to add the following to Section 3: 10,000,000 shares of blank check shares of preferred stock, par value $0.001 with such rights, preferences and limitations as may be set from time to time by resolution of the board of directors and the filing of a certificate of incorporation as required by the Revised Statutes of the State of Nevada (the “NRS”).

3. This Certificate of Amendment to the Articles of Incorporation was duly adopted and approved by the shareholders of the Company on the 18th day of December, 2017 in accordance with Section 78.390 of the Nevada Revised Statutes.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to Articles of Incorporation as of the 8th day of February, 2018.

HER IMPORTS

By	/s/ Barry Hall